As filed with the Securities and Exchange Commission on April 4, 2023

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Radius Global Infrastructure, Inc.

(Exact name of registrant as specified in its charter)

Delaware	88-1807259
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Bala Plaza East, Suite 502 Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Radius Global Infrastructure, Inc. 2022 Equity Incentive Plan

(Full title of the plan)

Scott G. Bruce

Radius Global Infrastructure, Inc.

3 Bala Plaza East, Suite 502

Bala Cynwyd, PA 19004

(Name and address of agent for service)

610-660-4910

(Telephone number, including area code, of agent for service)

With copies to:

Jay L. Birnbaum

Radius Global Infrastructure, Inc.

3 Bala Plaza East, Suite 502

Bala Cynwyd, PA 19004

610-660-4910

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This registration statement (this “Registration Statement”) is being filed to register an additional 11,500,000 shares of Class A common stock, par value $0.0001 per share, of Radius Global Infrastructure, Inc. (the “Company”) that are issuable under the Radius Global Infrastructure, Inc. 2022 Equity Incentive Plan, which amended, restated and renamed the Radius Global Infrastructure, Inc. 2020 Equity Plan (the “2020 Plan”), as amended and restated as of May 26, 2022.

As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference, except to the extent supplemented, amended or superseded by the information set forth herein, the contents of Registration Statement No.  333-249453 on Form S-8 filed by the Company on October 13, 2020 relating to the 2020 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation to provide in its certificate of incorporation that a director or officer of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of: (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director of officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation.

Reference is also made to Section 145 of the DGCL, which empowers a Delaware corporation to indemnify any person, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

In accordance with Section 102(b)(7) of the DGCL, the certificate of incorporation of the Company (the “Charter”) provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages resulting from breaches of its fiduciary duty as a director, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of the Charter is to eliminate the Company’s rights and those of its stockholders (through stockholders’ derivative suits on the Company’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Company’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Charter, the liability of the Company’s directors to the Company or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Charter limiting or eliminating the liability of directors, whether by the Company’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

The bylaws of the Company (the “Bylaws”) provide that the Company will, to the fullest extent authorized or permitted by applicable law, indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that a determination has been made (in accordance with the process set forth in the Bylaws) that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the foregoing, the Company will not indemnify any claim, issuer or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper.

Expenses incurred by one of the Company’s present or former directors or officers in defending or otherwise participating in any proceeding referenced above will be paid by the Company in advance of its final disposition, suit or proceeding upon, if required by applicable law, receipt of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Bylaws or Charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Charter or Bylaws or may have or hereafter acquire under law, the Charter, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Charter or the Bylaws, in either case affecting indemnification rights, whether by the Company’s Board (if applicable), its stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Company to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Bylaws include provisions relating to advancement of expenses and indemnification rights consistent with those set forth in the Charter. In addition, the Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Company within a specified period of time. The Bylaws also permit the Company to purchase and maintain insurance, at the Company’s expense, to protect the Company and/or any director, officer, employee or agent of the corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The Company has entered into indemnity agreements with each of its officers and directors. These agreements will require the Company to indemnify these individuals to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against them to which they could be indemnified.

ITEM 8.	EXHIBITS

4.1	Restated Certificate of Incorporation of Radius Global Infrastructure, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K, filed on March 30, 2021).

4.2	Bylaws of Radius Global Infrastructure, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Post-Effective Amendment to the Registration Statement on Form S-4 (File 333-240173), filed on October 21, 2020).

5.1*	Legal Opinion of Hogan Lovells US LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page hereto).

99.1	Radius Global Infrastructure, Inc. 2022 Equity Incentive Plan, as amended and restated as of May 26, 2022 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed on August 8, 2022).

107*	Filing Fee Table

*	Filed herewith

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bala Cynwyd, Pennsylvania, on April 4, 2023.

RADIUS GLOBAL INFRASTRUCTURE, INC.

By:	/s/ Scott G. Bruce
Name:	Scott G. Bruce
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Scott G. Bruce, Jay L. Birnbaum, Glenn J. Breisinger and Andrew Rosenstein, and each of them, any of whom may act without the joinder of any other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the name of each of the undersigned in his or her capacity to any and all amendments (including any post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be done, as fully to all intents and purposes as the undersigned might or could do in person, and each of the undersigned hereby ratifies and confirms that the said attorneys-in-fact or agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on April 4, 2023.

Name	Title

/s/ William H. Berkman William H. Berkman	Co-Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Scott G. Bruce Scott G. Bruce	President (Principal Executive Officer)

/s/ Glenn J. Breisinger Glenn J. Breisinger	Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Gary Tomeo Gary Tomeo	Chief Accounting Officer (Principal Accounting Officer)

/s/ Michael D. Fascitelli Michael D. Fascitelli	Co-Chairman

/s/ Nick S. Advani Nick S. Advani	Director

/s/ Antoinette Cook Bush Antoinette Cook Bush	Director

/s/ Noah Gottesman Noam Gottesman	Director

/s/ Paul A. Gould Paul A. Gould	Director

/s/ Thomas C. King Thomas C. King	Director

/s/ Ashley Leeds Ashley Leeds	Director

/s/ William D. Rahm William D. Rahm	Director